                                                            EXHIBIT (16)

                                   MAP-EQUITY FUND

               SCHEDULE FOR COMPUTATION OF AVERAGE ANNUAL TOTAL RETURN
                     For one year period ended December 31, 1997:



                                        Net                                                                               Ending
                    Distribution        Asset               Initial             Shares              Shares              Redeemable
Date                Rate                Value               Investment          Received            Owned                 Value

12/31/96                                $20.66              $952.50              46.104              46.104

08/20/97            $0.30               $25.04                                    0.552              46.656

12/31/97            $3.40               $22.73                                    6.979              53.635             $1,219.12



     Initial deposit of $1,000 less the 4.75% sales load of $47.50 equals an initial investment of $952.50. This table shows the initial investment with Dividends and Capital Gains reinvested at the Net Asset Value on the payable date.

     Total Return Formula:

                                        n
                               P (1 + T)   = ERV

                                            1
                              $1,000 (1 + T)  = $1,219.12
                               T = 21.91


     Where:    P =  a hypothetical initial payment (of $1,000) invested
                    on 12/31/96.

               T = average annual total return assuming reinvestment of dividend and capital gains distributions.

               n =  number of years.

             ERV =  ending redeemable value.